Exhibit 10.12

AGREEMENT TO PROVIDE ADDITIONAL CAPITAL

THIS AGREEMENT TO PROVIDE ADDITIONAL CAPITAL (this “Agreement”) is made and entered into as of April 20, 2004, by and between Arrowhead Research Corporation, a Delaware corporation (“Arrowhead”), and Aonexx Technologies, Inc., a California corporation (the “Company”).

A. Arrowhead has previously entered into an agreement dated March 5, 2004 pertaining to the incorporation and initial organization of the Company (the “Founder’s Agreement”), pursuant to which, among other things, Arrowhead has agreed to provide up to $3,000,000 of additional capital to the Company, provided that the Company meets certain milestones relating to the development of the Company’s business.

B. The Founder’s Agreement also provides that a portion of the preferred stock of the Company to be purchased by Arrowhead would be forfeited by Arrowhead to the Company in the event that Arrowhead failed to provide the agreed upon additional capital despite the attainment by the Company of the specified milestones,

C. This Agreement is being executed and delivered by the parties hereto as contemplated by the Founder’s Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

1. Commitment to Provide Additional Capital. Arrowhead agrees to provide up to $3,000,000 of additional capital to the Company, on the following terms and subject to the following conditions:

(a) Attached hereto as Appendix I is a schedule setting forth certain dates by which it is anticipated that the Company will achieve specified milestones in the development of its business (the “Milestones”). Each of the three dates set forth in Appendix I opposite a specified Milestone is hereinafter referred to as a “Milestone Date.”

(b) Within ten (10) business days following each successive Milestone Date specified in Appendix I, the Company shall deliver to Arrowhead a certificate of the President and the Chief Technical Officer of the Company setting forth, in reasonable detail, sufficient information for Arrowhead to evaluate whether the Company has achieved the specific Milestone to be achieved by the Milestone Date in question.

(c) Arrowhead will have a period of twenty (20) business days following receipt of the certificate specified in subparagraph 1(b) to evaluate the information provided to Arrowhead by the Company in the certificate. In the event that Arrowhead determines, to its reasonable satisfaction, that the Milestone in question was achieved by the Company by the applicable Milestone Date, Arrowhead shall, within such 20-day period, provide to the Company, in cash, by corporate check(s) or wire transfer, the amount of additional capital set forth on Appendix I opposite the Milestone and Milestone Date in question.

(d) Any and all amounts provided by Arrowhead to the Company pursuant to this Agreement shall be deemed contributions to the capital of the Company by Arrowhead, as an existing holder of capital stock of the Company. It is understood and agreed that no capital stock or other security of the Company shall be issued to Arrowhead in consideration or on account of any additional capital provided by Arrowhead to the Company pursuant to the provisions of this Agreement, and that none of such funds shall be considered a loan by Arrowhead to the Company, or otherwise be repayable by the Company to Arrowhead. However, the liquidation preference to which Arrowhead is entitled as holder of the Company’s Series A Preferred Stock will be increased, as provided in the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock of Aonexx Technologies, Inc., by the full amount of any and all amounts so contributed by Arrowhead to the capital of the Company, but the number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall not be affected by any such contribution.

2. Failure of Arrowhead to Make a Required Contribution. In the event that Arrowhead fails to provide, on a timely basis, any amount of additional funding that Arrowhead is obligated to provide pursuant to the provisions of paragraph 1 above, then in addition to any consequences of such failure provided in the Articles of Incorporation or By-Laws of the Company, or the Certificate of Determination of the Series A Preferred Stock,

(a) Arrowhead shall forfeit to the Company that number of shares of the Series A Preferred Stock of the Company then owned by Arrowhead (or any shares of Common Stock into which such shares of Series A Preferred Stock may have been converted) which is calculated by dividing by five (5) the sum of (i) the amount of additional capital which Arrowhead failed to provide with respect to the Milestone Date in question and (ii) the total amount of capital which would be due on satisfaction of Milestones on any future Milestone Dates. For example, if Arrowhead failed to provide $1,000,000 of additional capital which it was obligated to provide pursuant to the provisions of paragraph 1 above, Arrowhead would forfeit 200,000 of the 1,000,000 shares of Series A Preferred Stock

(b) Any and all options to purchase Common Stock of the Company then outstanding under the Company’s Stock Option Plan that otherwise would not be exercisable pursuant to the provisions of applicable stock option agreements would become immediately exercisable to purchase, notwithstanding any provision to the contrary contained in the stock option agreements but on all of the other terms and conditions contained in the applicable stock option agreements, all or any portion of the shares of Common Stock issuable upon exercise thereof; provided, however, that any and all shares to be so purchased will be issued and sold pursuant to, and purchased under, a restricted stock purchase agreement substantially in the form of that used in connection with the initial purchase and sale of Common Stock to the founders of the Company. For purposes of each such restricted stock purchase agreement, the “vesting” provisions of the option being exercised shall carry over to the applicable stock purchase agreement, such that shares as to which the option in question had vested and those as to which it had yet to vest will continue to be deemed “vested” and “unvested” for purposes of the applicable restricted stock purchase agreement.

3. Miscellaneous.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs, personal representatives, successors and permitted assigns of each of the parties hereto, but shall not confer, expressly or by implication, any rights or remedies upon any other party. Neither this Agreement nor any of the rights, interests or obligations of either party hereunder may be assigned without the prior written consent of the other party.

(c) This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California.

(d) All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties at their respective addresses set forth on the signature page hereof. Any party hereto may change its address by written notice to the other party given in accordance with this subsection 3(d).

(e) This Agreement, together with the exhibits attached hereto, contains the entire agreement between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by each of the parties hereto.

(f) The captions and headings used herein are for convenience only and shall not be construed as a part of this Agreement.

(g) In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including the attorneys’ fees, of the prevailing party in connection therewith.

(h) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

“The Company”

AONEXX TECHNOLOGIES, INC.

By:	/s/ Sean Olson
Sean M. Olson
President

“Arrowhead”

ARROWHEAD RESEARCH CORPORATION

By:	/s/ R. Bruce Stewart
R. Bruce Stewart
President

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